Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

HILB, ROGAL AND HAMILTON COMPANY

ARTICLE I

The name of the Corporation is Hilb, Rogal and Hamilton Company.

ARTICLE II

The purpose for which the Corporation is organized is to transact any lawful business not required to be specifically stated in the Articles of Incorporation.

ARTICLE III

The Corporation shall have authority to issue one hundred million (100,000,000) shares of Common Stock, without par value.

Subject to the provisions of law, the holders of shares of Common Stock at the time outstanding shall be entitled to receive such dividends at such times and in such amounts as the Board of Directors may deem advisable.

In the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, after the payment or provision for payment in full for all debts and other liabilities of the Corporation, the remaining net assets of the Corporation shall be distributed ratably among the holders of the shares of Common Stock at the time outstanding.

The holders of Common Stock shall be entitled to one vote per share on all matters as to which a shareholder vote is taken.

ARTICLE IV

No holder of capital stock of the Corporation of any class, now or hereafter authorized, shall have any preemptive right to subscribe to or purchase (i) any shares of capital stock of the Corporation, (ii) any securities convertible into such shares or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

ARTICLE V

The number of directors shall be fixed by the Bylaws or, in the absence of a Bylaw fixing the number, the number shall be three.  The number of directors shall be divided into three classes, each class to be as nearly equal in number as practicable. The term of office of directors of the first class shall expire at the first annual meeting of the shareholders after their election, the term of office of directors of the second class shall expire at the second annual meeting of shareholders after their election, and the term of office of directors of the third class shall expire at the third annual meeting of shareholders after their election.  At each annual meeting of shareholders after the classification, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.  If the office of any director shall become vacant, the directors, at the time in office, whether or not a quorum, may, by majority vote of the directors then in office, choose a successor who shall hold office until the next annual meeting of shareholders.  In such event, the successor elected by the shareholders at that annual meeting shall hold office for a term that shall coincide with the remaining term of the class of directors to which that person has been elected.  Vacancies resulting from an increase in the number of directors shall be filled in the same manner and the class of directors to which each person has been elected shall be designated.

ARTICLE VI

1.

To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages.

2.

To the full extent permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, the Corporation shall indemnify a director or officer of the Corporation who is or was a party to any proceeding by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or nonprofit enterprise, against any and all liabilities and expenses as are incurred in the proceeding except such liabilities and expenses as are incurred because of his or her willful misconduct or knowing violation of the criminal law.  Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from him or her to repay the same if it is ultimately determined that he or she is not entitled to indemnification.  Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to his or her ability to make repayment.

3.

The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in Section 2 of this Article VI who was or is a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or nonprofit enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section 2.

4.

The Corporation may purchase and maintain insurance for the payment of the whole or any portion of the liability assumed by it in accordance with this Article VI and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or nonprofit enterprise, against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him or her against such liability under the provisions of this Article VI.

5.

In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Section 2 of this Article VI shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee.  If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

6.

The provisions of this Article VI shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption.  No amendment, modification or repeal of this Article VI shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

7.

Reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

ARTICLE VII

Except as otherwise required by the Virginia Stock Corporation Act, by the Articles of Incorporation, or by the Board of Directors acting pursuant to subsection C of Section 13.1-707 of the Virginia Stock Corporation Act or any successor provision, the vote required to approve an amendment or restatement of these Articles of Incorporation, other than an amendment or restatement that amends or affects the shareholder vote required by the Virginia Stock Corporation Act to approve a merger, share exchange, sale of all or substantially all of the Corporation’s property or the dissolution of the Corporation, shall be a majority of all votes entitled to be cast by each voting group entitled to vote on the amendment or restatement.